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                                                                  NEWS

                                 GAF Corporation
                                 1361 Alps Road
                             Wayne, New Jersey 07470
                                 (201) 628-3000


     FOR IMMEDIATE RELEASE         CONTACT:
     ---------------------         --------
     Friday, October 6, 1995       Leonard S. Goodman
                                   Chief Financial Officer
                                   Building Materials Corporation
                                      of America
                                   (201) 628-3712

                                  ____________

                      HART-SCOTT-RODINO ACT WAITING PERIOD
                          REGARDING GAF'S TENDER OFFER
                          FOR U.S. INTEC, INC. EXPIRES
                                  ____________

     Wayne, NJ, October 6, 1995 -- GAF Corporation announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act in connection with the cash tender offer for U.S. Intec, Inc. (AMEX: USI) by its wholly owned subsidiary, USI Acquisition Company, expired yesterday.

               USI Acquisition's cash tender offer to purchase all outstanding shares of U.S. Intec's common stock at $9.05 net per share, expires at 12:00 midnight, New York City time, on Thursday, October 19, 1995.

                                      * * *

     GAF Corporation, a Fortune 1000 company, is a leading manufacturer of specialty chemicals and building materials through its two principal subsidiaries, International Specialty Products Inc. and Building Materials Corporation of America.